SCHEDULE 14A
                            (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities
                           Exchange Act of 1934
Filed by the Registrant   |X|
Filed by a party other than the Registrant   |_|
Check the appropriate box:
|_| Preliminary proxy statement    |_| Confidential, For Use of the
|X| Definitive proxy statement         Commission Only (as permitted by Rule
|_| Definitive additional materials    14a-6(e)(2))
|_| Soliciting material pursuant to
    Rule 14a-11(c) or Rule 14a-12

                     Glenborough Realty Trust Incorporated
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|    No fee required.
|_|    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies:


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(2)    Aggregate number of securities to which transactions applies:


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(3)  Per unit price or other underlying  value of transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



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(4)    Proposed maximum aggregate value of transaction.


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(5)    Total fee paid:


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       |_|  Fee paid previously with preliminary materials:


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     |_| Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)    Amount previously paid:

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(2)    Form, Schedule or Registration Statement No.:

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(3)    Filing Party:

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(4)    Date Filed:

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







                 Notice of Annual Meeting of Stockholders



Time:

           Friday, May 5, 2000
           10:00 a.m. (Pacific Daylight Time)


Place:

           Hotel Sofitel
           223 Twin Dolphin Drive
           Redwood City, California


Purpose:

o        To elect two Class II Directors for terms ending in 2003.

o        To conduct other business properly raised before the Annual Meeting and any postponement or adjournment of the Annual Meeting.


Record Date:

     You can vote if you are a stockholder of record at the close of business on February 29, 2000.



San Mateo, California           Robert Batinovich
April 5, 2000                   Chairman and Chief Executive Officer




     Your vote is important. Please complete, sign, date, and return your proxy promptly in the enclosed envelope.

                             GLENBOROUGH
                      REALTY TRUST INCORPORATED

                400 South El Camino Real, 11th Floor
                  San Mateo, California 94402-1708


                           PROXY STATEMENT

                     1999 FINANCIAL INFORMATION
                       ATTACHED AS APPENDIX A


     These proxy materials are delivered in connection with the solicitation by the Board of Directors of Glenborough Realty Trust Incorporated, of proxies to be voted at our Annual Meeting of Stockholders to be held May 5, 2000. On April 5, 2000 we commenced mailing of this Proxy Statement and the enclosed form of proxy to stockholders entitled to vote at the meeting.

Stockholders who may vote

     Stockholders of Glenborough at the close of business on February 29, 2000 may vote at the meeting. As of that date, there were 30,511,503 shares of common stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote for each share of Common Stock so held.

How to vote

     You may vote by proxy or in person at the meeting. To vote by proxy, please complete, sign, date, and return your proxy card in the postage-paid envelope provided.

How proxies work

     Giving your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. If you sign, date, and return the enclosed proxy card but do not specify how the proxy should be voted, we will vote your shares in favor of the nominees for directors designated below.

How to revoke a proxy

     You may revoke your proxy before it is voted by (a) submitting a new proxy with a later date, or (b) filing a written notice of revocation with Glenborough's Corporate Secretary, or (c) voting in person at the meeting.

Required vote

     In order to carry on the business of the meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. We count abstentions and broker "non-votes" as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs if you hold shares in "street name" and fail to provide voting instructions to your broker for those shares. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

     The affirmative vote of a plurality of shares present in person or represented by proxy is necessary for the election of each director nominee. Abstentions and broker non-votes are not counted for this purpose.

Costs of proxy solicitation

     We will pay the expenses of soliciting proxies. In addition to solicitation by mail; our officers may solicit proxies in person or by telephone.

Stockholder proposals for next year

     Glenborough's Bylaws provide that the Annual Meeting of Stockholders is to be held on the first Friday in May of each year, or on such other day within the month of May as the Board may designate.

     The  deadline  for  stockholder  proposals to be included in the Proxy
Statement for next year's  Annual  Meeting of  Stockholders  is December 4,
2000. If you intend to submit such a proposal, it must be received by the Corporate Secretary at Glenborough's principal office, 400 South El Camino
Real, San Mateo, California 94402-1708, no later than that date.

     If you intend to bring a matter before next year's annual meeting other than by submitting a proposal to be included in our Proxy Statement, you must give timely notice according to Glenborough's Bylaws. To be timely, your notice must be received by Glenborough's Corporate Secretary at 400 South El Camino Real, San Mateo, California 94402-1708, on or after
February 2, 2001 and on or before March 6, 2001.

      For each matter you intend to bring before the meeting, your notice must include a brief description of the business you wish to be considered, any material interest you have in that business, and the reasons for conducting that business at the meeting. The notice must also include your name and address and the number of shares of Glenborough Common stock that you own.

Securities ownership of certain beneficial owners

     The  following  table  provides   information  about  the  only  known
beneficial  owners of more than five percent of  Glenborough's  outstanding common  stock,  based  solely on the most recent  Schedule  13G received by
Glenborough and our records.
                                                                                Percentage of Shares of
                                                                               Common Stock Outstanding
Name and Business Address     Amount and Nature of    Percentage of Shares         and Operating
      of Beneficial Owner     Beneficial Ownership       Outstanding(1)          Partnership Units(2)
-------------------------     --------------------    --------------------     -------------------------
Franklin Resources, Inc.
    and affiliates (3)            6,130,182                 17.8%                       14.5%
FMR Corp. (4)                     3,906,370                 12.6%                        9.3%
Robert Batinovich (5)             1,792,321                  5.8%                        4.2%
___________________________

(1) Assumes that Glenborough's Series A Convertible Preferred Stock beneficially owned by the person, directly or indirectly, are exchanged for or converted into shares of Glenborough's  Common Stock, and that none of the Series A Convertible
Preferred Stock held by other persons are so converted.
(2) Assumes the  exchange of all  outstanding  Operating  Partnership  Units for shares of Common Stock.  Assumes that none of the shares of Series A Convertible
Preferred Stock held by other persons are converted into shares of Common Stock, and assumes that none of the options held by other persons are exercised.
(3) Franklin Resources,  Inc. ("FRI"), 777 Mariners Island Boulevard,  P. O. Box
7777, San Mateo, CA 94403-7777.  The securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect  investment  advisor  subsidiaries  (the "Adviser
Subsidiaries")   of  FRI.  Such  advisory   contracts   grant  to  such  Adviser
Subsidiaries  all investment  and/or voting power over the  securities  owned by such advisory clients.  Therefore, such Adviser Subsidiaries may be deemed to be the  beneficial  owner of these  securities.  Charles B.  Johnson  and Rupert H.
Johnson  (the  "Principal  Shareholders")  each  own  in  excess  of  10% of the outstanding  Common Stock of FRI and are the principal  shareholders of FRI. FRI and the  Principal  Shareholders  may be  deemed to be the  beneficial  owner of securities held by persons and entities  advised by FRI  subsidiaries.  FRI, the
Principal  Shareholders  and  each  of the  Adviser  Subsidiaries  disclaim  any economic interest or beneficial  ownership in any of the securities.  The figure shown  includes  3,339,482  shares of Common  Stock that would  result  upon the
conversion  of  4,385,400  shares  of  Convertible   Preferred  Stock.  Franklin
Advisers,  Inc.  has sole power to vote or to direct  the vote,  as well as sole power to dispose or to direct the  disposition,  of 6,063,538  shares.  Franklin
Management,  Inc.  has sole power to dispose  or to direct the  disposition,  of
66,644 shares.

(4) Fidelity Management & Research Company  ("Fidelity"),  82 Devonshire Street,
Boston,  Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. ("FMR") and an investment  adviser  registered under Section 203 of the Investment  Advisers
Act of 1940 (the "Investment  Act"), is the beneficial owner of 2,778,670 shares or 8.9% of such  Common  Stock as a result of acting as  investment  adviser  to various investment companies. The ownership of one investment company,  Fidelity
Dividend Growth Fund, amounted to 1,740,500 shares or 5.6% of such Common Stock.
Edward C. Johnson 3d, FMR,  through its control of Fidelity,  and the Funds each has sole power to dispose of the  2,778,670  shares owned by the Funds.  Neither
FMR nor Edward C.  Johnson 3d,  Chairman  of FMR,  has the sole power to vote or direct the voting of the shares  owned  directly by the  Fidelity  Funds,  which power  resides  with the Funds'  Boards of  Trustees.  Fidelity  carries out the voting of the shares under written  guidelines  established by the Funds' Boards of Trustees. Fidelity Management Trust Company ("Fidelity Trust"), 82 Devonshire
Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR and a bank as defined in Section  3(a)(6) of the  Securities  Exchange Act of 1934,  is the
beneficial owner of 1,127,700 shares or 3.6% of such Common Stock as a result of its serving as investment  manager of the  institutional  account(s).  Edward C.
Johnson  3d and FMR,  through  its  control  of  Fidelity  Trust,  each has sole
dispositive   power  over  1,127,700   shares  of  Common  Stock  owned  by  the
institutional account(s) as reported above.
(5) See footnotes (5), (6) and (7) for table below.


Securities ownership of Directors and executive officers

     The following table states the number of shares of Glenborough's common stock beneficially owned, as of February 29, 2000, by each current
Director, each executive officer named in the "Summary Compensation Table" and by all Directors and executive officers as a group.

                                             Amount and                                 Percentage of Shares of
                                              Nature of            Percentage of        Common Stock Outstanding
  Name and Business Address of                Beneficial               Shares               and Operating
     Beneficial Owner(4)                   Ownership(1)(6)         Outstanding(2)        Partnership Units(3)
------------------------------             ---------------         --------------       ------------------------
Robert Batinovich (5)(7)                     1,792,321                  5.8%                     4.2%
Andrew Batinovich (7)                          612,817                  2.0%                     1.4%
Sandra L. Boyle (7)                             53,297                   *                        *
Stephen R. Saul                                 25,439                   *                        *
Daniel Levin                                     3,000                   *                        *
Patrick Foley                                   44,128                   *                        *
Richard A. Magnuson                             25,000                   *                        *
Laura Wallace                                   26,200                   *                        *
Richard C. Blum                                 16,000                   *                        *
All directors and executive officers
     as a group (12 persons)                   2,665,687                8.6%                     6.2%

-------------------------------------------
*      less than 1.0%

(1) Certain of the officers  hold or control  limited  partnership  interests in
Glenborough Partners, a California limited partnership ("Partners"), which holds an interest in Glenborough  Properties,  L.P., a California limited  partnership
(the "Operating  Partnership"),  in which  Glenborough holds an interest both as general partner and as limited partner. Such officers, through their interest in
Partners, share indirectly,  with Glenborough, in the net income or loss and any distributions of the Operating Partnership. Certain of the officers beneficially own a  portion  of the  equity  securities  (in the  form of  common  stock)  of
Glenborough  Corporation  ("GC"),  in which  Glenborough  also  holds an  equity interest (in the form of non-voting  preferred stock); GC holds a small interest in the  Operating  Partnership.  Pursuant to the  partnership  agreement  of the
Operating  Partnership,  Partners  and GC hold certain  redemption  rights under which their  respective  interests in the  Operating  Partnership  could at some point be redeemed in exchange for shares of Glenborough's Common Stock.
(2) Assumes that all  Operating  Partnership  Units and  Glenborough's  Series A
Convertible  Preferred  Stock  beneficially  owned by the  person,  directly  or indirectly,  are exchanged for or converted into shares of Glenborough's  Common
Stock,  that none of the  Operating  Partnership  Units or Series A  Convertible
Preferred  Stock held by other persons are so exchanged or  converted,  that all stock options  exercisable within 60 days of the Record Date owned by the person are exercised and that no stock options held by other persons are exercised.
(3) Assumes that all  Operating  Partnership  Units and  Glenborough's  Series A
Convertible  Preferred Stock,  including those beneficially owned by the person,
directly  or  indirectly,   are  exchanged  for  or  converted  into  shares  of
Glenborough's Common Stock, that all stock options exercisable within 60 days of the Record Date owned by the person are exercised and that no stock options held by other persons are exercised.
(4) The business address of such person is 400 South El Camino Real, Suite 1100,
San Mateo, California 94402-1708.
(5) Excludes (i) 2,653 shares of  Glenborough's  Common Stock that may be issued upon the redemption of Partners'  interest in the Operating  Partnership,  which represents  Angela  Batinovich's  portion of all shares of Glenborough's  Common
Stock that may be issued to Partners  upon such  redemption,  (ii) 519 shares of
Glenborough's  Common Stock which represents Angela Batinovich's  portion of all shares of Glenborough's Common Stock that is owned by Partners,  (iii) 91 shares of Glenborough's Common Stock that would be acquired by a trust as to which Angela Batinovich is sole beneficiary and an independent third party is trustee, which represents such trust's portion of all shares of Glenborough's Common
Stock that would be acquired by Partners upon conversion of shares of Glenborough's Series A Convertible Preferred Stock that is owned by Partners,
(iv) 6,905 shares of Glenborough's Common Stock which represents such trust's portion of all shares of Glenborough's Common Stock that would be acquired by such trust upon conversion of shares of Glenborough's Series A Convertible
Preferred Stock that are owned by such trust, and (v) 111,857 shares of the Company's Common Stock held by S.S. Rainbow, a California limited partnership
("S.S. Rainbow") in which Robert Batinovich's adult son, Andrew Batinovich, is general partner, and his daughter, Angela Batinovich, is a limited partner.
(6) Includes shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date, as shown in the following table:

Name                     Number of Shares               Name                           Number of Shares
--------------------     --------------------           ---------------------------    -------------------
Robert Batinovich              450,000                  Patrick Foley                        18,000
Andrew Batinovich              286,757                  Richard C. Blum                      11,000
Sandra L. Boyle                 39,414                  Richard Magnuson                     18,000
Stephen Saul                    14,414                  Laura Wallace                        18,000
Daniel Levin                         0                  All directors and
                                                        executive officers as a             878,332
                                                        group

(7)      The breakdown of the amount shown as beneficial ownership is set forth in the table below.
                                                                                                      All Directors
                                                                                                      and Executive
                                                                    Robert        Andrew   Sandra L.       Officers
                                                                Batinovich    Batinovich       Boyle     as a Group
                                                             -------------------------------------------------------
The number of shares of Glenborough's Common Stock owned         1,089,435       206,892      13,000      1,412,269
directly by the officer

The number of shares of Glenborough's Common Stock that may         69,166             0           0         69,166
be issued upon:
o    redemption of the officer's interest in the
     Operating Partnership.
o    redemption of Partners' interest in the Operating             143,182         5,945         356        149,975
     Partnership, which represents the officer's portion of
     all shares of Glenborough's Common Stock that may be
     issued to Partners upon such redemption.
o    redemption of GC's interest in the Operating                        0             0         446          1,149
     Partnership, which represents the officer's portion of
     all shares of Glenborough's Common Stock that may be
     issued to GC upon such redemption.

The number of shares of Glenborough's Common Stock which            28,019         1,163          70         29,348
represents the officer's portion of all shares of
Glenborough's Common Stock that is owned by Partners.

Includes the indicated number of shares of Glenborough's                 0        56,488           0         56,488
Common Stock beneficially held by Andrew Batinovich through
S.S. Rainbow, in which Andrew Batinovich is sole general
partner and his sister, Angela Batinovich, is a limited
partner.

Includes the indicated number of shares of Glenborough's                 0        55,369           0         55,369
Common Stock beneficially held by Angela Batinovich through
S.S. Rainbow.

The number of shares of Glenborough's Common Stock which             4,905           204          12          5,138
represents the officer's portion of all shares of
Glenborough's Common Stock that would be acquired by
Partners upon conversion of the shares of Glenborough's
Series A Convertible Preferred Stock that are owned by
Partners.

The number of shares of Glenborough's Common Stock that              7,615             0           0          8,453
would be acquired by the officer upon conversion of shares
of Glenborough's Series A Convertible Preferred Stock that
are owned by the officer.

Section 16(a) beneficial ownership reporting compliance.

     Section 16(a) of the Securities Exchange Act of 1934 requires Glenborough's directors and executive officers to file with the Securities and Exchange Commission (SEC) and the New York Stock Exchange reports of ownership and changes in ownership of Glenborough Common Stock and other equity securities of Glenborough. Directors and executive officers are required by SEC regulations to furnish Glenborough with copies of all
Section 16(a) reports they file.

     To Glenborough's knowledge, based solely on review of the copies of such reports furnished to Glenborough and written representations by our directors and executive officers that no other reports were required, during 1999 all Section 16(a) filing requirements applicable to our directors and executive officers were complied with.

                            I. ELECTION OF DIRECTORS

                             (Item 1 on Proxy Card)

     Glenborough's Board of Directors is divided into three classes, with the term of office of each class ending in successive years. The terms of the Directors of Class II expire with this meeting. Each of the two nominees for Class II, if elected, will serve three years until the 2003 Annual Meeting and until a successor has been elected and qualified. The Directors in Class I will continue in office until the 2002 meeting and the Directors in Class III will continue in office until the 2001 meeting.

     The persons named in the accompanying proxy will vote your shares for the election of the nominees named below as Directors of Class II unless you direct otherwise. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees become unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes. The affirmative vote of a plurality of the shares of Common Stock present or represented to vote at the Annual Meeting is necessary to elect each Class II director nominee. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Nominees for Director

     The following information is given with respect to the nominees for election

Class II - Nominees to serve three years until 2003 Annual Meeting

     Robert Batinovich has served as Glenborough's Chairman and Chief Executive Officer since Glenborough began operations on December 31, 1995. Mr. Batinovich also served as Glenborough's President from inception through September 1997. He also was the founder of Glenborough Corporation and certain of its affiliates, and has been engaged in real estate investment and management, and corporate finance, since 1970. He served as President, Chief Executive Officer and Chairman of Glenborough Corporation from its formation in 1978 until its consolidation and merger with Glenborough (the "Consolidation") on December 31, 1995. Mr. Batinovich served as a member of the California Public Utilities Commission from 1975 to 1979, serving as its President the last three years. He is a member of the Board of Directors of the Farr Company, a publicly held company that manufactures industrial filters. Mr. Batinovich's business background includes seven years as an executive with Norris Industries, and managing and/or owning manufacturing, vending and service companies and a national bank, and providing investment consulting to businesses and individuals. He has served on a number of governmental commissions and participated in a variety of policy research efforts sponsored by government bodies and universities.

     Patrick Foley has served as director of Glenborough since January 11, 1996. He is a private business consultant, having retired in December 1999 after eleven years as Chairman and Chief Executive Officer of DHL Corporation, Inc., and its major subsidiary, DHL Airways. Prior to joining DHL, Mr. Foley was associated with the Hyatt Hotels Corporation ("Hyatt") for 26 years in a variety of capacities: from 1962 to 1972; as Executive Vice President for Operations, from 1972 to 1978; as President, from 1978 to 1984; as Chairman from 1984 to 1988; as Vice Chairman and later Chief Executive Officer of Braniff Airlines, a Hyatt subsidiary, from 1984 to 1988. Mr. Foley currently is a member of the boards of directors of Continental Airlines, Inc., Foundation Health Systems, Inc., Del Monte Foods Company, EventSource.com and Flextronics International Ltd.

Directors continuing in office

     The following information is given with respect to the Directors who are not nominees for election at the Annual Meeting.

Class I - Serving until 2002 meeting

     Richard C. Blum was elected a director of Glenborough in January 1998. Mr. Blum is Chairman and President of Richard C. Blum & Associates, Inc., which is a general partner of BLUM Capital Partners, L.P. (formerly Richard
C. Blum & Associates, L.P.), a merchant banking and long-term strategic equity investment management firm which acts as general partner for various investment partnerships and provides investment advisory services. Mr. Blum also serves as a director of the Shaklee Corporation (nutritional household and personal care products), URS Corporation (architectural and engineering services), CB Richard Ellis Services, Inc. (real estate services),
Northwest Airlines, Playtex Products, Inc. (personal and household products), and Korea First Bank (banking). He is also a director of KFB Newbridge Advisors, Co., KFB Newbridge Control Corp. and KFB Co-Investment
I. Co., as well as co-Chairman of Newbridge Capital, an investment management firm that invests in Asia and Latin America..

     Richard A. Magnuson has served as a director of Glenborough since January 11, 1996. In 1999 he became Executive Managing Director at CB Richard Ellis Investors where he is responsible for international and venture capital investments. Before joining CB Richard Ellis Investors, Mr. Magnuson joined Nomura Securities International Inc. in 1994, where he served most recently as Deputy Managing Director of the private equity group in London, England. Mr. Magnuson is a member of the Urban Land Institute, the National Association of Real Estate Investment Trusts, and the International Council of Shopping Centers.

Class III - Serving until 2001 meeting

     Andrew Batinovich has served as a director, Executive Vice President, Chief Operating Officer and Chief Financial Officer of Glenborough since Glenborough began operations on December 31, 1995 until September 1997 when he became President and Chief Operating Officer of Glenborough. He also served as a director of Glenborough Corporation prior to the Consolidation, was employed by Glenborough Corporation from 1983 until the Consolidation and functioned as its Chief Operating Officer and Chief Financial Officer since 1987. Mr. Batinovich holds a California real estate broker's license and is a Member of the National Advisory Council of Building Owners and Managers Association ("BOMA") International. Prior to joining Glenborough, Mr. Batinovich was a lending officer with the International Banking Group and the Corporate Real Estate Division of Security Pacific National Bank.

     Laura Wallace has served as a director of Glenborough since January 11, 1996. She is also Chief Investment Officer of the Public Employees Retirement System of Nevada, a position she has held since 1985. The Public Employees Retirement System comprises 80,000 active members, 40,000 inactive members, and 20,000 benefit recipients, with an investment portfolio of $12.6 billion. Prior to joining the Public Employees Retirement System, Ms. Wallace served from 1977 to 1980 as Manager of the Beaverton, Oregon office of Safeco Title Insurance Company, and from 1975 to 1977 as Senior Assistant Manager of the Beaverton office of Household Finance Corporation. Ms. Wallace is a member of the National Association of State Investment Officers, of which she is past chairman; a member of the executive board of the National Conference of Public Employee Retirement Systems; past member of the Editorial Board of the Institutional Real Estate Letter; and serves as guest lecturer at the University of Nevada.

Board meetings and committees

     During 1999, the Board held four meetings. The Board has two standing committees: the Audit Committee and the Compensation Committee. The Board does not presently have a separate nominating committee, the function of which is handled by the Board as a whole. All directors attended at least 75% of the meetings of the Board and Board committees on which they served during 1999.

     The Audit Committee. The Audit Committee, which consists of Laura Wallace and Richard A. Magnuson, both of whom are independent in accordance with applicable rules of the New York Stock Exchange, met twice in 1999. The Audit Committee (i) reviews with Glenborough's independent accountants the annual reports received from such auditors; (ii) reviews with the independent auditors the scope of the succeeding annual audit; (iii) nominates the independent auditors to be selected each year by the Board;
(iv) reviews consulting services rendered by Glenborough's independent auditors and evaluates the possible effect on the auditors' independence of performing such services; (v) ascertains the existence of adequate internal accounting and control systems; and (vi) reviews with management and Glenborough's independent auditors current and emerging accounting and financial reporting requirements and practices affecting Glenborough.

     The Compensation Committee. The Compensation Committee, which consists of Patrick Foley, Laura Wallace and Richard C. Blum, met twice in 1999. The Compensation Committee (i) reviews Glenborough's compensation philosophy and programs and determines compensation for Glenborough's executive officers; (ii) administers Glenborough's 1996 Stock Incentive Plan; (iii) takes all independent action required under the federal securities laws and the Internal Revenue Code on all matters pertaining to compensation programs and policies, including employee incentive and benefits programs; and (iv) reports to the Board concerning its actions.

Compensation of Directors

     Annual retainer. Independent, non-employee directors are each paid $20,000 annually, plus $500 for each committee meeting attended, except that the chairman of each committee receives $1,000 for each meeting attended. Glenborough also reimburses these directors for travel expenses incurred in connection with their activities on Glenborough's behalf.

     Stock options. On November 4, 1999, each independent non-employee director was granted an option to purchase 11,000 shares of Glenborough Common Stock at an option price equal to 100% of the fair market value on that date. The options expire ten years from the date of grant.
Thirty-three and one-third percent of the shares subject to the option become exercisable on November 4, 2002, and an additional thirty-three and one-third percent become exercisable on November 4 of each of the two succeeding years.

     Restricted stock grants. On November 1, 1999, Richard C. Blum was granted 3,000 shares of restricted common stock of Glenborough, which became fully vested on January 26, 2000.

Compensation Committee report on executive compensation

     The  Compensation   Committee,   which  is  composed  of  independent,
non-employee directors and has the principal responsibilities described above, has furnished the following report on executive compensation.

     Executive Compensation Philosophy

          The Compensation Committee believes that the primary goal of Glenborough's executive compensation program should be related to creating stockholder value. The executive compensation policies of the Compensation Committee are designed to provide incentives to create stockholder value by attracting, retaining and motivating executive talent that contributes to Glenborough's long-term success, by rewarding the achievement of
     Glenborough's short-term and long-term strategic goals, by linking executive officer compensation and stockholder interests through grants of awards under the Stock Incentive Plan and by recognizing individual contributions to Company performance. The Committee evaluates the performance of Glenborough and compares it to real estate investment trusts and real estate companies of similar size engaged in activities similar to those of Glenborough. The compensation of Glenborough's named executive officers in 1999 consisted of base salaries, bonuses, stock options and certain benefits.

          The Compensation Committee reviews the available competitive data, evaluates the particular needs of Glenborough, and evaluates each executive's performance to arrive at a decision regarding compensation programs. The Compensation Committee has retained the services of an independent compensation consultant (the Compensation Consultant) to assist the Compensation Committee in its evaluation of the key elements of Glenborough's compensation program. The Compensation Consultant provides advice to the Compensation Committee with respect to competitive compensation in the market in which Glenborough competes for executive talent and the reasonableness of the current and proposed compensation levels.

     1999 Executive Compensation

          For services performed in 1999, executive compensation consisted of base salary, bonuses and grants of stock options and restricted stock under the Stock Incentive Plan. The stock options vest over time.

          Base Salary and Bonuses. Base salaries and bonuses for Glenborough's executive officers (other than the Chief Executive Officer and the
     President and Chief Operating Officer) are determined primarily on the basis of the executive officer's responsibility, qualification and experience, as well as the general salary practices of peer companies among which Glenborough competes for executive talent. The Committee reviews the base salaries of these executive officers annually in accordance with certain criteria determined primarily on the basis of growth in revenues and funds from operations per share of Common Stock and on the basis of certain other factors which include (i) individual performance, (ii) the functions performed by the executive officer and (iii) changes in the compensation peer group in which Glenborough competes for executive talent. The weight that the Compensation Committee places on such factors may vary from individual to individual and necessarily involves subjective determinations of individual performance.

          Employment Agreements. On January 1, 1998, Glenborough entered into employment agreements with Robert Batinovich, Glenborough's Chief Executive Officer, and Andrew Batinovich, Glenborough's President and Chief Operating Officer. Pursuant to the terms of those employment agreements, Robert Batinovich receives an aggregate annual base salary of $480,000, and Andrew Batinovich receives $325,000, which was increased from $300,000 effective January 1, 1999. Each is eligible to participate in Glenborough's employee benefit plans and executive compensation programs, including stock options. Also, under the employment agreements, each of Robert Batinovich and Andrew Batinovich is entitled to annual contingent bonuses based on the attainment of certain criteria tied to Glenborough's performance. Each agreement terminates on December 31, 2002, and thereafter may be extended in one year increments. The employment agreements also provide for certain payments of base salary, compensation and benefits upon termination without cause and upon a change of control of Glenborough.

          Long-Term Incentive Compensation Awards. The Stock Incentive Plan provides for grants to key executives and employees of Glenborough of (i) shares of Common Stock of Glenborough, (ii) options or stock appreciation rights ("SARs") or similar rights, or (iii) any other security with the value derived from the value of the Common Stock of Glenborough or other securities issued by a related entity. The Compensation Committee may make grants under the Stock Incentive Plan based on a number of factors, including (a) the executive officer's or key employee's position in Glenborough, (b) his or her performance and responsibilities, (c) the extent to which he or she already holds an equity stake in Glenborough, and
     (d) contributions and anticipated contributions to the success of Glenborough's financial performance. In addition, the size, frequency, and type of long-term incentive grants are generally determined on the basis of past granting practices, fair market value of Glenborough's stock, tax consequences of the grant to the individual and Glenborough, accounting impact, and the number of shares available for issuance. However, the plan does not provide any formulaic method for weighing these factors, and a decision to grant an award is based primarily upon the Compensation Committee's evaluation of the past as well as the future anticipated performance and responsibilities of each individual. The Compensation Committee may also consult with the Compensation Consultant with respect to long-term incentives and other compensation awards.

     Deductibility of Compensation

          Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under Glenborough's Stock Incentive Plan are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation. In addition, the Committee believes that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation.

     Chief Executive Officer Compensation

          Salary,  Insurance and Bonus. The  compensation of Robert  Batinovich,
     Glenborough's Chief Executive Officer, for fiscal 1999 was determined pursuant to the terms of a previously negotiated employment agreement with Glenborough. In 1999, Mr. Batinovich received an annual base salary of $480,000 and an aggregate of approximately $26,085 in health insurance and other benefits. Mr. Batinovich did not receive a bonus, because his entitlement to a bonus was contingent upon the attainment of certain performance thresholds set forth in the employment agreements, which were not met.

          Long-Term   Incentive   Awards.   Consistent  with  the   Compensation
     Committee's policy with respect to long-term incentive  compensation awards described  above,  Mr.  Batinovich was granted options to purchase  150,000 shares of Common Stock, with an exercise price of $12.00 per share.

                                                     COMPENSATION COMMITTEE
                                                     OF THE BOARD OF DIRECTORS

                                                     Patrick Foley
                                                     Laura Wallace
                                                     Richard C. Blum


Executive Officers

     The following  table sets forth certain  information  as of the Record
Date with respect to the executive officers, including their ages.

                                 Term
            Name       Age      Expires             Principal Position
------------------    -----    ---------   -------------------------------------------------------------
Robert Batinovich      63         2000     Chairman and Chief Executive Officer
Andrew Batinovich      41         2001     Director, President and Chief Operating Officer
Sandra L. Boyle        51          --      Executive Vice President
Stephen R. Saul        46          --      Executive Vice President and Chief Financial Officer
Frank E. Austin        52          --      Senior Vice President, General Counsel and Secretary
Terri Garnick          39          --      Senior Vice President, Chief Accounting Officer and Treasurer
Steven F. Hallsey      48          --      Senior Vice President, Commercial Property Management
Richard C. Blum        64         2002     Director
Patrick Foley          68         2000     Director
Richard A. Magnuson    42         2002     Director
Laura Wallace          46         2001     Director

--------------------------------------------------------------------------------
     Biographical information concerning directors is set forth above under the caption "I. Election of Directors." Biographical information concerning the executive officers is set forth below.

    Sandra L. Boyle has served as Executive Vice President of Glenborough ince September 1997, prior to which she served as Senior Vice President of lenborough since it began operations on December 31, 1995. Ms. Boyle has een associated with Glenborough Corporation or its affiliated entities ince 1984. She was originally responsible for residential marketing. Her esponsibilities were gradually expanded to include residential leasing and anagement in 1985, and commercial leasing and management in 1987. She was lected Vice President of Glenborough Corporation in 1989. She currently upervises asset management, property management and management information ervices for Glenborough. Ms. Boyle holds a California real estate broker's icense and a CPM designation, is a past President of BOMA San Francisco, nd is a member of the National Advisory and Finance Committee of BOMA nternational, and the Board of Directors of BOMA San Francisco and BOMA
California.

     Stephen R. Saul has served as Vice President of Glenborough since May 1996 and became Glenborough's Executive Vice President and Chief Financial Officer in September 1997. He has served as Manager of Real Estate Finance since joining Glenborough Corporation in April 1995. From 1991 to 1995, Mr. Saul served as President of KSA Financial Corporation, a company which was based in Sacramento, California and which originated equity and debt financing for real estate projects in Northern California; he also served five years with Security Pacific National Bank and five years with the development company of Harrington and Kulakoff. Mr. Saul has a B.A. in Architecture and Urban Studies from Stanford University and an M.B.A. from Harvard University.

     Frank E. Austin has served as Senior Vice President, General Counsel and Secretary of Glenborough since Glenborough began operations on December 31, 1995. Mr. Austin also served as a Vice President of Glenborough Corporation from 1985 until the completion of the Consolidation. He is a member of the State Bar of California. Prior to joining Glenborough, Mr. Austin served for three years as committee counsel in the California State Senate, three years with the law firm of Neumiller & Beardslee, and four years at State Savings and Loan Association and American Savings and Loan Association.

    Terri Garnick has served as Senior Vice President, Chief Accounting fficer and Treasurer of Glenborough since Glenborough began operations on ecember 31, 1995. Ms. Garnick joined Glenborough Corporation in 1989, and etween that time and the completion of the Consolidation was responsible or property management, accounting, financial statements, audits, SEC eports, and tax returns for partnerships under management of Glenborough orporation and its affiliates. Prior to joining Glenborough Corporation in 989, Ms. Garnick was a controller at August Financial Corporation from 986 to 1989 and was a Senior Accountant at Deloitte Haskins & Sells from 1983 to 1986.

     Steven F. Hallsey joined Glenborough on January 12, 1998, as Senior Vice President of Commercial Property Management. Prior to joining Glenborough, Mr. Hallsey served for three years as President and Chief Operating Officer of Western National Group, a national property management firm based in Irvine, California; and for two years as President of the Harbor Group of Norfolk, Virginia, which owned and operated a regional portfolio of commercial and multifamily properties. He also served four years as a Senior Vice President of Balcor Property Management and six years as Senior Executive Vice President of Clark Financial Corporation, a regional property management firm based in Salt Lake City, Utah. Mr. Hallsey serves on the boards of directors of the National Multi Housing Counsel and the California Apartment Association, and is the founder of the South Coast Apartment Association.
Transactions with related parties

     Glenborough acquired from Glenborough Partners, a California limited partnership ("Partners"), an option (the "Option") to acquire all of
Partners' rights under a Lease with Option to Purchase Agreement (the "Lease/Option"), to lease and acquire certain undeveloped real property located in Burlingame, California (the "Property"). Glenborough paid approximately $533,000 for such acquisition, with the intention of using the option period to evaluate the desirability of developing the Property as a Company investment. Upon expiration of the option period in 1999, the independent members of Glenborough's Board of Directors concluded that proceeding with the development of the Property would have required that Glenborough incur substantial debt, and accordingly on February 1, 1999 elected (Robert Batinovich and Andrew Batinovich abstaining) not to proceed with the development and not to exercise the Option, in return for Partners' Agreement to (i) reimburse Glenborough for $2,309,000 of predevelopment costs, $462,000 to be paid in cash with the balance of $1,847,000 in a promissory note bearing interest at 10% and due on the earlier of sale, refinance or March 31, 2002. The note also contains a participation in profits realized by Partners from the development and sale of the property. Robert Batinovich and Andrew Batinovich own, in aggregate, approximately 22% of the partnership interests in Partners.

Summary compensation table

     The following table reflects all compensation received by those persons who were, as of December 31, 1999, the chief executive officer and the four other most highly compensated executive officers of Glenborough (collectively, the Named Officers).

                                                      Summary Compensation Table

                                              Annual Compensation            Long Term Compensation
                                          ----------------------------   --------------------------------
                                                                          Restricted      Securities       All other
            Name and                                                         stock        underlying        compen-
       Principal Position          Year    Salary ($)     Bonus ($)      award(s) ($)   Options/SARs(#)  sation ($)(4)
-----------------------------------------------------------------------------------------------------------------------
Robert Batinovich                  1999      480,000             0                         150,000(1)         26,085
   Chairman and                    1998      480,000       480,000                   -     800,000(5)         25,401
   Chief Executive Officer         1997      250,000       150,000                   -     450,000(3)         16,354

Andrew Batinovich                  1999      325,000             0                         150,000(1)         12,724
   Director, President and         1998      300,000       300,000                   -     380,000(6)         12,705
   Chief Operating Officer         1997      200,000        50,000                   -      80,000(3)          4,330

Sandra L. Boyle                    1999      230,000        92,000         200,063(7b)      50,000(1)         13,492
   Executive Vice                  1998      220,000       104,500                   -      35,000(2)         13,145
   President                       1997      190,000        76,000                   -      59,400(7a)        12,795

Stephen R. Saul                    1999      200,000        75,000         125,039(8b)      50,000(1)         12,683
   Executive Vice President        1998      175,000        42,750                   -      35,000(2)         12,405
   and Chief Financial Officer     1997      149,000        56,000                   -      45,000(8a)        10,181

 Daniel Levin                      1999      208,000        83,000                          30,000(1)         12,382
   Vice President                  1998      157,000        71,250                   -      85,000(9)         60,405
---------------------------------

(1)      Represents  stock options granted in November 1999 at an exercise price of $12.00.
(2)      Represents  stock options granted in October 1998 at an exercise price of $21.625.
(3)      Represents  stock options granted in October 1997 at an exercise price of $27.50.
(4)   Amounts shown comprise the components as shown in the following table:

                              Health and life insurance premiums     Contributions by Glenborough to       Relocation
                                     paid by Glenborough                  defined contribution             allowance
                                                                             retirement plan
                              -----------------------------------   -----------------------------------    -----------
                                 1997       1998        1999           1997        1998       1999            1998
                              -----------------------------------   -----------------------------------    -----------
         Robert Batinovich       16,354    17,401      18,085               0      8,000      8,000               0
         Andrew Batinovich        4,330     4,705       4,724               0      8,000      8,000               0
         Sandra L. Boyle          4,739     5,145       5,492           8,056      8,000      8,000               0
         Stephen R. Saul          3,811     4,405       4,683           6,370      8,000      8,000               0
         Daniel Levin                 0     2,405       4,382               0      8,000      8,000          50,000

(5) Comprises stock options granted in October 1998, as follows: 100,000 options at an exercise price of $21.625; 233,333 options at an exercise price of $27.03;
233,333  options at an  exercise  price of  $32.44;  and  233,334  options at an exercise price of $37.84.
(6) Comprises stock options granted in October 1998, as follows:  80,000 options at an exercise price of $21.625; 100,000 options at an exercise price of $27.03;
100,000  options at an  exercise  price of  $32.44;  and  100,000  options at an exercise price of $37.84.
(7a) Comprises  stock options as follows:  15,000  options  granted in September
1997 at an exercise price of $30.00, 15,000 options granted in September 1997 at an exercise price of $26.00,  and 29,400  options  granted in October 1997 at an exercise price of $27.50.
(7b)  Represents  the fair market value of 11,000 shares of restricted  stock on the date of grant (May 18, 1999),  based upon the closing price of Glenborough's
Common  Stock of  $18.1875.  Dividends  are paid on the  restricted  stock.  Ten percent of the restricted stock vests one year after grant and an additional ten percent  vests each year  thereafter.  At December 31, 1999,  the officer held a total of 16,000 shares of restricted  stock with an aggregate  fair market value of $214,000, based on the closing price of Glenborough's Common Stock of $13.375 per share.
(8a)  Comprises  stock options  granted in 1997 as follows:  (i) 10,000  options issued in March at an exercise  price of $20.25;  (ii) 10,000  options issued in
September  at an  exercise  price of  $26.00;  (iii)  10,000  options  issued in
September  at an exercise  price of $28.00;  and (iv) 15,000  options  issued in
October at an exercise price of $27.50
(8b) Represents the fair market value of 6,875 shares of restricted stock on the date of grant (May 18,  1999),  based upon the  closing  price of  Glenborough's
Common Stock of $18.1875.  At December 31, 1999, the aggregate fair market value of the restricted stock was $91,953, based on the closing price of Glenborough's
Common Stock of $13.375 per share.  Dividends are paid on the restricted  stock.
Ten percent of the restricted stock vests one year after grant and an additional ten percent vests each year thereafter.
(9) Comprises  (i) 28,000  incentive  stock options  granted in March 1998 at an exercise  price of $28.375,  and (ii) 57,000  stock  options as follows:  47,000 options  granted in March 1998 at an exercise price of $28.375,  of which 15,000 were re-priced at $21.625 in October 1998, and 10,000 options granted in October
1998 at an exercise price of $21.625.


Option grants

     The following table summarizes options granted during fiscal 1999 to the Named Officers.

                                                   Option Grants in Last Fiscal Year
                                                                                                 Potential Realizable
                                                                                                   Value at Assumed
                                                                                                Annual Rates of Stock
                                                                                                  Price Appreciation
                                              Individual Option Grants                            for Option Term(1)
                                       Number of       % of Total
                                      Securities      Options/SARs
                                      Underlying       Granted to      Exercise
                           Grant     Options/SARs     Employees in    Price Per    Expiration
Name                       Date       Granted(2)      Fiscal Year    Share ($/Sh)     Date        5% ($)     10% ($)
Robert Batinovich          11/4/99      150,000          13.5%          $12.00        11/4/09    1,132,010   2,868,736
Andrew Batinovich          11/4/99      150,000          13.5%           12.00        11/4/09    1,132,010   2,868,736
Sandra L. Boyle            11/4/99       50,000           4.5%           12.00        11/4/09      377,337     956,245
Stephen R. Saul            11/4/99       50,000           4.5%           12.00        11/4/09      377,337     956,245
Daniel Levin               11/4/99       30,000           2.7%           12.00        11/4/09      226,402     573,747
______________

(1) Potential realizable value is determined by applying an amount equal to the fair market value on the date of grant to the stated annual appreciation rate compounded annually for the remaining term of the option, subtracting the exercise price at the end of the period and multiplying the remaining number by the number of shares subject to the option. Actual gains, if any, on stock option exercise and Common Stock holdings are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. The amounts reflected in this table do not represent our estimate or projections of Glenborough's future stock prices.
(2) Reflects options that have a ten year term.

Option exercises and fiscal year-end values

     The Named Officers did not exercise any options in 1999. The following table summarizes the value of outstanding options at December 31, 1999, for the Named Officers.
                             Year-end Option Values

                       Number of Securities Underlying      Value of Unexercised In-the-Money
                       Unexercised Options at Year-End            Options at Year-End(1)
Name                   Exercisable       Unexercisable        Exercisable       Unexercisable
Robert Batinovich        450,000             950,000              $0               $206,250
Andrew Batinovich        286,757             573,243               0                206,250
Sandra L. Boyle           39,414             179,986               0                 68,750
Stephen R. Saul           14,414             155,586               0                 68,750
Daniel Levin                   0             115,000               0                 41,250

-------------------------------------------

(1) Based on the closing price of Glenborough's Common Stock as reported on the New York Stock Exchange on December 31, 1999 of $13.375 per share, minus the applicable exercise prices per share, multiplied by the number of shares underlying the options.

Performance graph

     The graph below compares the yearly percentage change in the cumulative total stockholder return for Glenborough's Common Stock (GLB) from January 1, 1996 through December 31, 1999 to: (i) the cumulative total return on the Russell 2000 Index (Russell 2000), and (ii) the following five other real estate investment trusts selected by Glenborough which Glenborough believes are comparable in size and engaged in activities similar to those of Glenborough (the Custom Peer Group): Colonial Properties Trust, Cousins Properties Incorporated, Vornado Realty Trust, Highwoods Properties, Inc. and Brandywine Realty Trust. The graph assumes that the value of the investment in Glenborough's common stock was $100 at January 31, 1996 and that all dividends were reinvested.


                            Total Return Performance

(GRAPHIC OMITTED)
     (Graphic of line chart shwoing Glenborough, Russell 2000 Index and Custom Peer Group performance)

         Sources: Bloomberg and FactSet Research Systems, Inc.


Compensation committee interlocks and insider participation

      Messrs. Foley and Blum and Ms. Wallace, each of whom is an independent director, served on the Compensation Committee of the Board during 1999. No interlocking relationship presently exists between any member of the Compensation Committee and any member of the board of directors or compensation committee of any other corporation.

Relationships among directors or executive officers

     Robert Batinovich, Glenborough's Chairman and Chief Executive Officer, is the father of Andrew Batinovich, Glenborough's director, President and Chief Operating Officer. There are no other family relationships among any directors and executive officers of Glenborough.

Independent Auditors

     Arthur Andersen LLP served as Glenborough's independent public accountants for 1999, and the Board has selected Arthur Andersen LLP to serve as independent auditors of Glenborough for the fiscal year ending December 31, 2000. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from stockholders.

                  II. OTHER MATTERS TO COME BEFORE THE MEETING

     No other matters are intended to be brought before the meeting by Glenborough nor does Glenborough know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON, ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. BY RETURNING YOUR PROXY PROMPTLY YOU CAN HELP GLENBOROUGH AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM SO THAT THE MEETING CAN BE HELD. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR PROXY IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.



                             By Order of the Board of Directors
                                     Robert Batinovich
                            Chairman and Chief Executive Officer

San Mateo, California
April 5, 2000

                                   GLENBOROUGH
                            REALTY TRUST INCORPORATED


                                   APPENDIX A
                               TO PROXY STATEMENT



                           1999 FINANCIAL INFORMATION



                                      Index


                                                                  Page
Selected Financial Data                                              1
Funds from Operations                                                3
Management's Discussion and Analysis of Financial
    Condition and Results of Operations                              4
Report of Independent Public Accountants                            12
    Consolidated Balance Sheets                                     13
    Consolidated Statements of Operations                           14
    Consolidated Statements of Stockholders Equity                  15
    Consolidated Statements of Cash Flows                           16
    Notes to Consolidated Financial Statements                      18


Selected Financial Data

Set forth below are selected financial data for:

     Glenborough Realty Trust Incorporated: Consolidated balance sheet data is presented as of December 31, 1999, 1998, 1997, 1996 and 1995.
     Consolidated operating data is presented for the years ended December 31, 1999, 1998, 1997 and 1996, and As Adjusted consolidated operating data is presented for the year ended December 31, 1995. The As Adjusted data assumes the Consolidation and related transactions occurred on January 1, 1995, in order to present the operations of the Company for that period as if the Consolidation had been in effect for that period. As Adjusted data is presented to provide amounts which are comparable to the consolidated results of operations of the Company for the years ended December 31, 1999, 1998, 1997 and 1996.

     The GRT Predecessor Entities: Combined operating data is presented for the year ended December 31, 1995.

This selected  financial data should be read in  conjunction  with the financial statements  of  Glenborough  Realty  Trust  Incorporated,  including  the  notes thereto, included on the following pages.
                                                       As of and for the Year Ended December 31,

                                    Historical    Historical    Historical    Historical    As Adjusted   Historical
                                        1999          1998          1997          1996          1995          1995
                                    ------------- ------------- ------------- ------------- ------------- -------------
                                                                        [in thousands, except per share data]
Operating Data:
Rental Revenue                      $  255,339    $  227,956    $  61,393     $  17,943      $ 13,495      $ 15,454
Fees and reimbursements                  3,312         2,802          719           311           260        16,019
Interest and other income                6,404         4,607        1,802         1,080           982         2,698
Equity in earnings of
     Associated Companies                1,222         1,314        2,743         1,598         1,691            --
Equity in loss of joint ventures          (310)          --            --            --            --            --
Total Revenues(1)                      274,980       241,475       68,148        21,253        16,428        34,171
Property operating expenses             88,037        74,079       18,958         5,266         4,084         8,576
General and administrative               9,688        11,038        3,319         1,393           983        15,947
Interest expense                        64,782        53,289        9,668         3,913         2,767         2,129
Depreciation and
   Amortization                         58,295        50,194       14,873         4,575         3,654         4,762
Income (loss) from operations
   before minority interest and
   extraordinary items                  52,949        48,552       21,330        (1,131)        4,077           524
Net income (loss) allocable to
   common shareholders(2)               50,286        44,602       19,368        (1,609)        3,796           524
Diluted amounts per common
share(3):
   Net income (loss) before
     extraordinary item             $     0.86    $     0.79     $   1.09     $   (0.21)     $   0.66            --
   Net income (loss)                      0.89          0.75         1.05         (0.24)         0.66            --
   Distributions(4)                       1.68          1.68         1.38          1.22          1.20            --
Balance Sheet Data:
Rental properties, net              $1,647,366    $1,742,439    $ 825,218     $ 161,945            --      $ 77,574
Mortgage loans receivable, net          37,582        42,420        3,692         9,905            --         7,465
Total assets                         1,794,604     1,879,016      865,774       185,520            --       105,740
Total debt                             897,358       922,097      228,299        75,891            --        36,168
Stockholders' equity                   784,334       828,533      580,123        97,600            --        55,628

Other Data:
EBIDA(5)                            $  168,242    $  151,562    $  44,380     $  14,273      $     --      $  9,291
Cash flow provided by (used for):
   Operating activities                 93,293        87,482       24,359         4,702         4,656       (10,608)
   Investing activities                 82,871      (613,840)    (569,242)      (61,833)        3,263         8,656
   Financing activities               (174,039)      525,645      548,598       (53,899)       (7,933)      (17,390)
FFO(6)                                  84,047        79,920       36,087        11,491         9,638         7,162
CAD(7)                                  66,576        68,357       32,335        10,497         8,856         3,237
Debt to total market                     54.7%         47.5%        18.5%         29.5%            --            --
capitalization(8)
Ratio of Earnings to Fixed                1.75          1.87         3.21          0.71            --           1.41
  Charges(9)
Ratio of Earnings to Fixed
  Charges and Preferred                   1.31          1.36         3.21          0.71            --          1.41
  Dividends(10)

(1) Certain revenues which are included in the historical combined amounts for 1995 are not included on an adjusted basis. These revenues are included in two unconsolidated Associated Companies, GHG and GC, on an as adjusted basis, from which the Company receives lease payments and dividends.

(2) Historical 1996 net loss reflects $7,237 of Consolidation and litigation costs incurred in connection with the Consolidation. The Consolidation and litigation costs were expensed on January 1, 1996, the Company's first day of operations.

(3) Diluted amounts include the effects of all classes of securities outstanding at year-end, including units of Operating Partnership interests and options to purchase stock of the Company. As adjusted net income per share is based upon as adjusted weighted average shares outstanding of 5,753,709 for 1995.

(4) Historical distributions per common share for the years ended December 31, 1999, 1998, 1997 and 1996 consist of distributions declared for the periods then ended. As adjusted distributions per common share for the year ended December
31, 1995 are based on $0.30 per unit per quarter.

(5)  EBIDA  is  computed  as  income  (loss)  before   minority   interests  and
extraordinary items plus interest expense, depreciation and amortization,  gains
(losses) on disposal of properties and loss provisions.  In 1996,  consolidation and litigation  costs were also added back to net income to determine EBIDA. The
Company  believes  that in  addition  to net income and cash  flows,  EBIDA is a useful measure of the financial performance of an equity REIT because,  together with net income and cash flows,  EBIDA  provides  investors  with an  additional basis to evaluate  the  ability of a REIT to incur and service  debt and to fund acquisitions, developments and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues,  rental expenses, real estate taxes and general and administrative  expenses,  should be considered. See "Management's Discussion and Analysis of Financial Condition and
Results of Operations." Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect a REIT's  results  of  operations  and  liquidity  and should be  considered  in evaluating a REIT's operating performance. Further, EBIDA does not represent net income or cash flows from  operating,  financing  and  investing  activities  as defined by generally  accepted  accounting  principles and does not  necessarily indicate that cash flows will be  sufficient  to fund all of the Company's  cash needs.  It  should  not be  considered  as an  alternative  to net  income as an indicator of the Company's  operating  performance  or as an alternative to cash flows as a measure of liquidity.  Further, EBIDA as disclosed by other REITs may not be comparable to the Company's  calculation  of EBIDA.  The following  table reconciles  net income (loss) of the Company to EBIDA for the periods  presented
(in thousands):
                                                            For the Year Ended December 31,
                                       ---------------------------------------------------------------------------
                                                                                                         GRT
                                                             The Company                             Predecessor
                                                                                                       Entities
                                       --------------------------------------------------------      -------------
                                        Historical    Historical    Historical    Historical          Historical
                                           1999          1998          1997          1996                1995
                                       ------------- ------------- ------------- --------------      -------------
Net income (loss)                       $  50,286     $  44,602     $  19,368     $  (1,609)          $     524
Extraordinary item.                          (984)        1,400           843           186                  --
Minority interest                           3,647         2,550         1,119           292                  --
Interest expense                           64,782        53,289         9,668         3,913               2,129
Depreciation and amortization              58,295        50,194        14,873         4,575               4,762
Net (gain) loss on sales of real           (9,013)       (4,796)       (1,491)         (321)                 --
   estate assets
Loss on sale of mortgage loan               1,229            --            --            --                  --
   receivable
Loss on interest rate protection               --         4,323            --            --                  --
   agreement
Consolidation and litigation costs             --            --            --         7,237                  --
Loss provisions                                --            --            --            --               1,876
                                       ------------- ------------- ------------- --------------      -------------
EBIDA                                   $ 168,242     $ 151,562     $  44,380     $  14,273           $   9,291
                                       ============= ============= ============= ==============      =============

(6) Funds from Operations, as defined by NAREIT, represents income (loss) before minority  interests and  extraordinary  items,  adjusted for real estate related
depreciation   and   amortization  and  gains  (losses)  from  the  disposal  of properties.  In 1996, consolidation and litigation costs were also added back to net income to  determine  FFO.  The Company  believes  that FFO is a widely used measure of the financial  performance  of equity REITs which provides a relevant basis for comparison among other REITs. Together with net income and cash flows,
FFO provides  investors  with an  additional  basis to evaluate the ability of a
REIT to incur and service debt and to fund acquisitions,  developments and other capital  expenditures.  FFO does not  represent  net  income or cash  flows from operations as defined by GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's operating  performance  or as an  alternative  to  cash  flows  from  operating, investing and financing  activities  (determined  in accordance  with GAAP) as a measure of liquidity.  FFO does not necessarily indicate that cash flows will be sufficient  to  fund  all  of  the  Company's  cash  needs  including  principal amortization,  capital improvements and distributions to stockholders.  Further,
FFO as  disclosed  by  other  REITs  may  not  be  comparable  to the  Company's calculation  of FFO. The Company  calculates  FFO in  accordance  with the White
Paper on FFO approved by the Board of Governors of NAREIT in March 1995.

In October, 1999, NAREIT issued an update, 'White Paper on FFO-October 1999' to clarify its definition of FFO. The clarification is effective January 1, 2000 and requires restatement for all periods presented in financial statements or tables. FFO, as clarified by NAREIT, represents "net income excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.' The Company will report using the clarified definition in periods beginning after January 1, 2000.

(7) Cash available for distribution ("CAD") represents net income (loss) before minority interests and extraordinary items, adjusted for depreciation and amortization including amortization of deferred financing costs and gains
(losses) from the disposal of properties, less lease commissions and recurring capital expenditures, consisting of tenant improvements and normal expenditures intended to extend the useful life of the property such as roof and parking lot repairs. CAD should not be considered an alternative to net income (computed in accordance with GAAP) as a measure of the Company's financial performance or as an alternative to cash flow from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's cash needs.
Further, CAD as disclosed by other REITs may not be comparable to the Company's calculation of CAD.

(8)Debt to total market capitalization is calculated as total debt at period end divided by total debt plus the market value of the Company's outstanding common stock and convertible units, based upon the closing prices of the Common Stock of $13.375, $20.375, 29.625 and $17.625 on December 31, 1999, 1998, 1997 and
1996,  respectively,  plus the  liquidation  value of the Company's  outstanding
Preferred Stock based on the liquidation preference per share of $25.00 on December 31, 1999 and 1998, respectively.

(9) The ratio of earnings to fixed charges is computed as net income (loss) from operations, before minority interest and extraordinary items, plus fixed charges
(excluding capitalized interest) divided by fixed charges. Fixed charges consist of interest costs including amortization of deferred financing costs.

(10) The ratio of earnings to fixed charges and preferred dividends is computed as net income (loss) from operations, before minority interest and extraordinary items, plus fixed charges (excluding capitalized interest) and preferred dividends, divided by fixed charges. Fixed charges consist of interest costs including amortization of deferred financing costs.

Funds from Operations

Funds from  Operations,  as defined by NAREIT,  represents  income (loss) before minority  interests and  extraordinary  items,  adjusted for real estate related
depreciation   and   amortization  and  gains  (losses)  from  the  disposal  of properties.  The  Company  believes  that FFO is a widely  used  measure  of the financial  performance  of equity  REITs  which  provides a  relevant  basis for comparison  among other  REITs.  Together  with net income and cash  flows,  FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions,  developments and other capital expenditures. FFO does not represent net income or cash flows from operations as defined by GAAP,  and should not be considered as an  alternative  to net income
(determined in accordance with GAAP) as an indicator of the Company's  operating performance  or as an alternative  to cash flows from  operating,  investing and financing  activities  (determined  in  accordance  with  GAAP) as a measure  of liquidity.  FFO does not necessarily indicate that cash flows will be sufficient to fund  all of the  Company's  cash  needs  including  principal  amortization,
capital  improvements  and  distributions  to  stockholders.   Further,  FFO  as
disclosed by other REITs may not be comparable to the Company's  calculation  of
FFO.  The  Company  calculates  FFO in  accordance  with the White  Paper on FFO approved by the Board of Governors of NAREIT in March 1995.

In October, 1999, NAREIT issued an update, 'White Paper on FFO-October 1999' to clarify its definition of FFO. The clarification is effective January 1, 2000 and requires restatement for all periods presented in financial statements or tables. FFO, as clarified by NAREIT, represents "net income excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis." The Company will report using the clarified definition in periods beginning after January 1, 2000.

Cash available for distribution ("CAD") represents net income (loss) before minority interests and extraordinary items, adjusted for depreciation and amortization including amortization of deferred financing costs and gains
(losses) from the disposal of properties, less lease commissions and recurring capital expenditures, consisting of tenant improvements and normal expenditures intended to extend the useful life of the property such as roof and parking lot repairs. CAD should not be considered an alternative to net income (computed in accordance with GAAP) as a measure of the Company's financial performance or as an alternative to cash flow from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's cash needs.
Further, CAD as disclosed by other REITs may not be comparable to the Company's calculation of CAD.

The following table sets forth the Company's calculation of FFO and CAD for the three months ended March 31, June 30, September 30 and December 31, 1999 and the year ended December 31, 1999 (dollars in thousands):

                                                March 31,     June 30,       Sept 30,      Dec 31,     Year to Date
                                                  1999          1999           1999          1999          1999
                                               ------------  ------------  ------------- ------------- --------------
Income from operations before minority
    interest, extraordinary items and          $  13,236     $   16,892    $  12,325     $   10,496    $   52,949
    preferred dividends
Depreciation and amortization                     14,947         14,075       14,096         14,535        57,653
Preferred dividends                               (5,570)        (5,570)      (5,570)        (5,570)      (22,280)
Net (gain) loss on sales of real estate assets    (1,351)        (5,742)         371         (2,291)       (9,013)
Loss on sale of mortgage loan receivable               -              -            -          1,229         1,229
Adjustment  to reflect  FFO of  unconsolidated         -              -            -            788           788
JV's (2)
Adjustment to reflect FFO of Associated              253          2,170          135            163         2,721
    Companies (1)
                                               ------------  ------------  ------------- ------------- -------------

FFO                                            $  21,515     $   21,825    $  21,357     $   19,350    $   84,047
                                               ============  ============  ============= ============= =============

Amortization of deferred financing fees              485            508          477            564         2,034
Capital reserve (surplus)/deficit                 (1,269)           994          550              -           275
Capital expenditures                              (2,769)        (5,392)      (5,592)        (6,027)      (19,780)
                                               ------------  ------------  ------------- ------------- -------------

CAD                                            $  17,962     $   17,935    $  16,792     $   13,887    $   66,576
                                               ============  ============  ============= ============= =============
                                               ============  ============                              =============

Distributions per share (3)                    $    0.42     $     0.42    $    0.42     $     0.42    $     1.68
                                               ============  ============  ============= ============= =============
                                               ============  ============                              =============

Diluted weighted average common shares         36,098,374    35,984,107    35,274,940    34,726,581    35,522,627
    outstanding
                                               ============  ============  ============= ============= =============

(1)  Reflects  the  adjustments  to  FFO  required  to  reflect  the  FFO of the
Associated Companies allocable to the Company. The Company's  investments in the
Associated Companies are accounted for using the equity method of accounting.
(2)  Reflects  the  adjustments  to  FFO  required  to  reflect  the  FFO of the
unconsolidated   joint  ventures   allocable  to  the  Company.   The  Company's
investments  in the joint  ventures are accounted for using the equity method of accounting.
(3) The distributions for the three months ended December 31, 1999, were paid on
January 18, 2000.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The following discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with the selected financial data contained on the preceding pages and the Consolidated Financial
Statements of Glenborough Realty Trust Incorporated, including the notes thereto, included on the following pages.

Results of Operations

Comparison of the year ended December 31, 1999 to the year ended December 31, 1998.

Following is a table of net operating income by property type, for comparative purposes, presenting the results for the years ended December 31, 1999 and 1998.

                                      Results of Operations by Property Type
                                  For the Years Ended December 31, 1999 and 1998
                                                  (in thousands)

                                      Office/                          Multi- Hotel       Property Eliminating    Total
                             Office      Flex Industrial    Retail     family and Other      Total  Entry(1)   Reported

1999
Rental Revenue            $120,135   $35,772     $18,694   $11,182    $68,144    $1,412   $255,339          -  $255,339
Operating Expenses          46,840    10,184       4,445     3,640     30,570       420     96,099    ($8,062)   88,037
Net Operating Income        73,295    25,588      14,249     7,542     37,574       992    159,240      8,062   167,302
   Percentage of Total         46%       16%          9%        5%        23%        1%       100%
    NOI

1998
Rental Revenue            $117,746   $36,987     $16,104   $12,072    $40,865    $4,182   $227,956          -  $227,956
Operating Expenses          44,775    10,898       3,609     3,840     17,235       967     81,324    ($7,245)   74,079
Net Operating Income        72,971    26,089      12,495     8,232     23,630     3,215    146,632      7,245   153,877
   Percentage of Total         50%       18%          8%        6%        16%        2%       100%
    NOI

(1) Eliminating entry represents internal market level property management fees included in operating expenses to provide comparison to industry performance.

Rental Revenue.  Rental revenue increased  $27,383,000,  or 12%, to $255,339,000 for the year ended  December  31,  1999,  from  $227,956,000  for the year ended
December 31,  1998.  The  increase  included  growth in revenue from the office,
industrial,   and   multifamily   Properties  of   $2,389,000,   $2,590,000  and
$27,279,000, respectively. These increases were partially offset by decreases in revenue  from the  office/flex,  retail  and  hotel  Properties  of  $1,215,000,
$890,000  and  $2,770,000,  respectively,  due to the 1998 and 1999  sales of 13 office/flex,  three retail and five hotel properties.  Excluding properties that have been sold,  rental revenue for the year ended  December 31, 1999,  included
$16,504,000 generated from the 1996 Acquisitions, $86,695,000 generated from the
1997  Acquisitions,  $132,370,000  generated  from  the  1998  Acquisitions  and
$6,958,000  generated from the 1999  Acquisitions.  In addition,  $12,812,000 of rental revenue was generated from 36 properties that were sold in 1999.

Fees and Reimbursements from Affiliates. Fees and reimbursements from affiliates consist primarily of property management fees, asset management fees and lease commissions paid to the Company under property and asset management agreements with the Managed Partnerships. This revenue increased $510,000, or 18%, to $3,312,000 for the year ended December 31, 1999, from $2,802,000 for the year ended December 31, 1998. The change consists primarily of increased transaction fees from GC, which were generated from the disposition of a property and development fees paid by an affiliated entity, and fees earned for the management of two properties in which the Company owns a 10% interest. These management fees did not occur in 1998.

Interest and Other Income. Interest and other income increased $1,487,000 or 32%, to $6,094,000 for the year ended December 31, 1999, from $4,607,000 for the year ended December 31, 1998. The increase primarily consisted of interest income on a mortgage loan receivable secured by land located in Aurora, Colorado which originated on June 30, 1998, and interest earned on lender impound accounts and invested cash balances.

Equity in Earnings of Associated Companies. Equity in earnings of Associated Companies decreased $92,000, or 7%, to $1,222,000 for the year ended December 31, 1999, from $1,314,000 for the year ended December 31, 1998. The decrease is primarily due to a decrease in earnings from GC resulting from a provision to reduce the carrying value of management contracts with certain of the Managed Partnerships. This decrease is also due to a decrease in earnings from GHG resulting from the cancellation of GHG's hotel leases with the Company.

Net Gain on Sales of Real Estate Assets and Repayment of Notes Receivable. The net gain on sales of real estate assets and repayment of notes receivable of $9,013,000 during the year ended December 31, 1999, resulted from the sales of eight office properties, 13 office/flex properties, three retail properties, seven industrial properties, one multifamily property, two hotel properties, a small interest in real estate securities from the Company's portfolio, and a reduction in the purchase price of a hotel sold in 1998 for which the Company received full payment on all seller financing in 1999. The net gain on sales of real estate assets and repayment of notes receivable of $4,796,000 during the year ended December 31, 1998, resulted from the sales of one office property, two office/flex properties, four industrial properties, one multifamily property and three hotel properties from the Company's portfolio.

Property Operating Expenses. Property operating expenses increased $13,958,000, or 19%, to $88,037,000 for the year ended December 31, 1999, from $74,079,000 for the year ended December 31, 1998. This increase represents increases in property operating expenses attributable to the 1998 Acquisitions and the 1999 Acquisitions offset by decreases in property operating expenses due to the 1998 and 1999 sales of properties.

General and Administrative Expenses. General and administrative expenses decreased $1,350,000, or 12%, to $9,688,000 for the year ended December 31, 1999, from $11,038,000 for the year ended December 31, 1998. The decrease is primarily due to a reduction in staff and overhead expenses in response to a decrease in acquisition and marketing activities since mid-1998 and a reduction in the number of properties owned. As a percentage of rental revenue, general and administrative expenses decreased from 4.8% for the year ended December 31, 1998 to 3.8% for the year ended December 31, 1999.

Depreciation and Amortization. Depreciation and amortization increased $8,101,000, or 16%, to $58,295,000 for the year ended December 31, 1999, from
$50,194,000 for the year ended December 31, 1998. The increase is primarily due to depreciation and amortization associated with the 1998 Acquisitions and 1999 Acquisitions.

Interest Expense. Interest expense increased $11,493,000, or 22%, to $64,782,000 for the year ended December 31, 1999, from $53,289,000 for the year ended
December 31, 1998. Substantially all of the increase was the result of higher average borrowings during the year ended December 31, 1999, as compared to the year ended December 31, 1998, due to new debt and the assumption of debt related to the 1998 Acquisitions and 1999 Acquisitions.

Loss on Sale of Mortgage Loan Receivable. During 1999, a note secured by an office property in Phoenix, Arizona was sold to a third-party at a discount of $1,229,000. The proceeds of the sale were invested in the repurchase of preferred stock.

Net  Gain  (Loss)  on  Early   Extinguishment   of  Debt.   Net  gain  on  early
extinguishment of debt of $984,000 during the year ended December 31, 1999, consists of $3,115,000 of net gains on retirement of Senior Notes at a discount, offset by $2,026,000 of losses due to prepayment penalties and $105,000 of losses due to the write-off of unamortized loan fees upon the early payoff of four loans. These loans were paid-off early when more favorable terms were obtained through new financing (discussed below) and upon the sale of the properties securing the loans. Net loss on early extinguishment of debt of $1,400,000 during the year ended December 31, 1998, consisted of prepayment penalties and the write-off of unamortized loan fees upon the early payoff of debt. Various loans were paid-off early when more favorable terms were obtained through new financing and upon the sale of one of the hotels.

Comparison of the year ended December 31, 1998 to the year ended December 31, 1997.

Following is a table of net operating income by property type, for comparative purposes, presenting the results for the years ended December 31, 1998 and 1997.

                                      Results of Operations by Property Type
                                  For the Years Ended December 31, 1998 and 1997
                                                  (in thousands)

                                    Office/                       Multi- Hotel       Property Eliminating    Total
                           Office      Flex Industrial   Retail   family and Other      Total  Entry(1)   Reported

1998
Rental Revenue           $117,746  $36,987     $16,104  $12,072  $40,865    $4,182   $227,956         -   $227,956
Operating Expenses        44,775    10,898       3,609    3,840   17,235       967     81,324   ($7,245)    74,079
Net Operating Income      72,971    26,089      12,495    8,232   23,630     3,215    146,632     7,245    153,877
   Percentage of Total       50%       18%          8%       6%      16%        2%       100%
    NOI

1997
Rental Revenue           $25,071   $10,354      $7,320   $7,224   $5,536    $5,980    $61,485      ($92)   $61,393
Operating Expenses         9,986     3,062       1,459    2,183    2,309     1,894     20,893    (1,935)    18,958
Net Operating Income      15,085     7,292       5,861    5,041    3,227     4,086     40,592     1,843     42,435
   Percentage of Total       37%       18%         15%      12%       8%       10%       100%
    NOI

(1) Eliminating entry represents internal market level property management fees included in operating expenses to provide comparison to industry performance.

Rental Revenue. Rental revenue increased $166,563,000,  or 271%, to $227,956,000 for the year  ended  December  31,  1998,  from  $61,393,000  for the year ended
December 31,  1997.  The  increase  included  growth in revenue from the office, office/flex,  industrial,  retail and  multifamily  Properties  of  $92,675,000,
$26,633,000,   $8,784,000,  $4,848,000  and  $35,329,000,   respectively.  These
increases  were  partially  offset by a $1,798,000  decrease in revenue from the hotel  Properties  due to the 1998 sales of two hotels.  Rental  revenue for the year ended December 31, 1998,  included  $17,404,000 of rental revenue generated from the  acquisition  of 20 properties in 1996,  $96,130,000  of rental revenue generated  from the  acquisition  of 90 properties in 1997 and  $104,254,000  of rental revenue generated from the acquisition of 69 properties in 1998.

Fees and Reimbursements from Affiliates. Fees and reimbursements from affiliates consist primarily of property management fees, asset management fees and lease commissions paid to the Company under property and asset management agreements with the Managed Partnerships. This revenue increased $2,083,000, or 290%, to $2,802,000 for the year ended December 31, 1998, from $719,000 for the year ended December 31, 1997. The change consisted primarily of increased lease commissions from an affiliated entity and fees resulting from the sale of managed properties.

Interest and Other Income. Interest and other income increased $2,805,000, or 156%, to $4,607,000 for the year ended December 31, 1998, from $1,802,000 for the year ended December 31, 1997. This increase was primarily due to $1,749,000 of interest income on a mortgage loan receivable secured by Gateway Center which originated on June 30, 1998. In addition, in 1998, the Company invested approximately $20 million in the securities of a private REIT which was accounted for using the equity method. In 1998, the Company recognized approximately $990,000 as equity in the earnings of this private REIT.

Equity in Earnings of  Associated  Companies.  Equity in earnings of  Associated
Companies  decreased  $1,429,000,  or 52%,  to  $1,314,000  for the  year  ended
December 31, 1998, from $2,743,000 for the year ended December 31, 1997. The decrease was primarily due to a decrease in earnings from GHG resulting from the June 30, 1998 cancellation of GHG's hotel leases with the Company. The Company cancelled the leases with GHG when it sold two of its hotels and leased the other four hotels to other operators. In December 1998, one of the remaining four hotels was sold to one of the operators and two other hotels were in contract to be sold to another operator in 1999. This decrease was partially offset by transaction fees earned by GC related to the disposition of several properties under its management.

Net Gain on Sales of Real Estate Assets and Repayment of Notes Receivable. The net gain on sales of real estate assets and repayment of notes receivable of $4,796,000 during the year ended December 31, 1998, resulted from the sales of one office property, two office/flex properties, four industrial properties, one multifamily property and three hotel properties from the Company's portfolio. This net gain was partially offset by a $3.1 million loss on the sale of the Company's investment in the securities of a private REIT. The net gain on sales of real estate assets and repayment of notes receivable of $1,491,000 during the year ended December 31, 1997, resulted from the sales of 16 retail properties from the Company's portfolio, which resulted in a net gain of $839,000, and the collection of a mortgage loan receivable which had a net carrying value of $6,700,000. The payoff amount totaled $6,863,000, plus a $500,000 note receivable, which, net of legal costs, resulted in a gain of $652,000.

Property Operating Expenses. Property operating expenses increased $55,121,000, or 291%, to $74,079,000 for the year ended December 31, 1998, from $18,958,000 for the year ended December 31, 1997. This increase primarily consisted of $22,750,000 attributable to the 1997 Acquisitions and $31,997,000 attributable to the 1998 Acquisitions.

General and Administrative Expenses. General and administrative expenses increased $7,719,000, or 233%, to $11,038,000 for the year ended December 31, 1998, from $3,319,000 for the year ended December 31, 1997. The increase was primarily due to increased salary and overhead costs resulting from the 1997 Acquisitions and 1998 Acquisitions. As a percentage of rental revenue, general and administrative expenses actually decreased from 5.4% for the year ended December 31, 1997 to 4.8% for the year ended December 31, 1998.

Depreciation and Amortization. Depreciation and amortization increased $35,321,000, or 237%, to $50,194,000 for the year ended December 31, 1998, from
$14,873,000 for the year ended December 31, 1997. The increase was primarily due to depreciation and amortization associated with the 1997 Acquisitions and 1998 Acquisitions.

Interest Expense. Interest expense increased $43,621,000, or 451%, to $53,289,000 for the year ended December 31, 1998, from $9,668,000 for the year ended December 31, 1997. Substantially all of the increase was the result of higher average borrowings during the year ended December 31, 1998, as compared to the year ended December 31, 1997, due to new debt and the assumption of debt related to the 1997 Acquisitions and 1998 Acquisitions.

Loss on Interest Rate Protection Agreement. During 1998, the Company entered into a forward interest rate agreement to lock in the risk-free interest component of a portion of a secured mortgage to be issued in October 1998. The 10-year Treasury rates decreased during the term of the hedge. During the fourth quarter of 1998, the Company recorded an expense for its payment of $4,323,000 to terminate a portion of the forward interest rate agreement in connection with a reduction in the amount of the mortgage to be issued. The Company's payment of $6,244,000 in settlement of the remaining portion of the forward interest rate agreement has offset the reduced financing costs of the $248.8 million mortgage issued in October 1998.

Net Loss on Early Extinguishment of Debt. Net loss on early extinguishment of debt of $1,400,000 during the year ended December 31, 1998, consisted of prepayment penalties and the write-off of unamortized loan fees upon the early payoff of debt. Various loans were paid-off early when more favorable terms were obtained through new financing (discussed below) and upon the sale of one of the hotels. Net loss on early extinguishment of debt of $843,000 during the year ended December 31, 1997, resulted from the write-off of unamortized loan fees related to a $50 million secured line of credit which was replaced with a $250 million unsecured line of credit (the "Credit Facility') from a commercial bank.

Net Income and Earnings Per Share (EPS). Net income increased $25,234,000, or 130%, to $44,602,000 for the year ended December 31, 1998, from $19,368,000 for the year ended December 31, 1997. However, Basic EPS decreased $0.32 per share and Diluted EPS decreased $0.30 per share for the year ended December 31, 1998, from the year ended December 31, 1997. The decreases in Basic and Diluted EPS were due to a decrease in Net Income Available to Common Stockholders resulting from the dividends payable to preferred stockholders in 1998. There were no preferred stock dividends paid in 1997 as there was no preferred stock outstanding until January 1998.

Liquidity and Capital Resources

Cash Flows
For the year ended December 31, 1999, cash provided by operating activities increased by $5,811,000 to $93,293,000 as compared to $87,482,000 in 1998. The increase is primarily due to an increase in net income (before depreciation and amortization, minority interest, net gain on sales of real estate assets, loss on sale of mortgage loan receivable and net gain on early extinguishment of debt) of $9,510,000 due to the 1998 Acquisitions and 1999 Acquisitions, offset by an increase in cash used for other assets and liabilities. Cash from investing activities increased by $696,711,000 to $82,871,000 for the year ended December 31, 1999, as compared to $613,840,000 of cash used for investing activities for the same period in 1998. The change is primarily due to decreased property acquisitions and increased property dispositions from 1998 to 1999. During the year ended December 31, 1998, the Company acquired 69 properties as compared to ten properties during the year ended December 31, 1999 and disposed of 34 properties in 1999 as compared to 11 in 1998. In addition, cash used for investments in development and mortgage loans receivable decreased significantly during the year ended December 31, 1999 as compared to the same period in 1998. Cash from financing activities decreased by $699,684,000 to $174,039,000 of cash used for financing activities for the year ended December 31, 1999, as compared to $525,645,000 of cash provided by financing activities for the same period in 1998. This change was primarily due to a decrease in net proceeds from the issuance of stock, a decrease in the proceeds from new debt and an increase in cash used for the retirement of Senior Notes and repurchases of common and preferred stock, offset by a decrease in the repayment of other debt. In 1998, the Company completed one offering of Preferred Stock; there have been no offerings in 1999. In addition, in 1998, the Company issued $150,000,000 of unsecured Senior Notes.

The Company expects to meets its short-term liquidity requirements generally through its working capital, its Credit Facility (as defined below) and cash generated by operations. The Company believes that its cash generated by operations will be adequate to meet operating requirements and to make distributions in accordance with REIT requirements in both the short and the long-term. In addition to cash generated by operations, the Credit Facility provides for working capital advances. However, there can be no assurance that the Company's results of operations will not fluctuate in the future and at times affect (i) its ability to meet its operating requirements and (ii) the amount of its distributions.

The Company's principal sources of funding for acquisitions, development, expansion and renovation of properties and stock repurchases include the unsecured Credit Facility, permanent secured debt financing, public unsecured debt financing, public and private equity and debt issuances, the issuance of partnership units in the Operating Partnership, proceeds from property sales and cash flow provided by operations.

Mortgage Loans Receivable
Mortgage loans receivable decreased from $42,420,000 at December 31, 1998, to $37,582,000 at December 31, 1999. This decrease was primarily due to the payoff of two loans totaling $4.3 million and a $1.6 million decrease in a loan secured by a hotel property resulting from a subsequent adjustment to the sales price, offset by a $1,141,000 loan made by the Company to the buyer of one of the hotel properties and accrued interest on a loan made by the Company under a development alliance.

Secured and Unsecured Financing
Mortgage loans payable decreased from $708,578,000 at December 31, 1998, to $701,715,000 at December 31, 1999. This decrease resulted from the payoff of approximately $167,438,000 of mortgage loans in connection with 1999 sales of properties and refinancing of debt, and scheduled principal payments of approximately $9,500,000. This decrease is partially offset by $39,275,000 of new mortgage loans in connection with 1999 Acquisitions and new financing of $130,800,000 (as discussed below).

In March 1999, the Company obtained a $26 million loan from a commercial bank. The loan was non-recourse and was secured by seven properties and had a maturity date of December 22, 1999, with an option to extend for six months. The proceeds were used to pay off a loan which was previously secured by these same properties and to reduce other debt. This loan was paid off in June 1999 with proceeds generated from the sales of four properties.

In August 1999, the Company closed a $97.6 million secured financing with a commercial bank ("Secured Financing'). The proceeds from this financing, combined with proceeds from a new $7.2 million mortgage and a draw on the Credit Facility, were used to retire a $113.2 million mortgage which would have matured in December of 1999. The new financing is a revolving line of credit maturing in five years with a five-year extension option, and bears interest at a floating rate equal to 75 basis points over the rate for 90-day mortgage backed securities credit-enhanced by FNMA. The December 31, 1999 interest rate on this loan was 6.53%.

In connection with the Secured Financing, the Company entered into an interest rate cap agreement to hedge increases in interest rates above a specified level of 11.21%. The agreement is for a term concurrent with the Secured Financing instrument, is indexed to a 90-day LIBOR rate, and is for a notional amount equal to the maximum amount available on the Secured Financing loan. As of December 31, 1999, the 90-day LIBOR rate was 6.00125%. The Company paid a fee at the inception of the cap agreement, which is being amortized as additional interest expense over the life of the agreement.

In November 1999, through the acquisition of a property through one of the Company's development alliances, the Company assumed a $10 million loan from a commercial bank. This loan is secured by one office property, has a maturity date of June 30, 2000 and bears interest at a floating rate of LIBOR plus 2.50% (the December 31, 1999 interest rate on this loan was 8.32%).

In December 1999, the Company obtained an unsecured term loan from a commercial bank whereby, until December 9, 2000, the Company can borrow the lesser of $125 million or the then Loan Availability (as defined). Any unborrowed amounts from the loan at December 9, 2000 will be cancelled. At December 31, 1999, $33,865,000 was outstanding on the loan. This loan has a maturity date of June 10, 2002 and bears interest at a floating rate of LIBOR plus 1.75%. The December 31, 1999 interest rate on this loan was 8.25%.

In the second, third and fourth quarters of 1999, the Company retired approximately $58.9 million of unsecured Senior Notes at a discount. As a result of these transactions, a net gain on early extinguishment of debt of approximately $3.1 million was recorded which is included in the net gain on early extinguishment of debt on the accompanying consolidated statement of income for the year ended December 31, 1999.

In connection with the loan payoffs discussed above and the payoff of other mortgage debt, the Company recorded a net gain on early extinguishment of debt of $984,000 for the year ended December 31, 1999. This gain consists of $3,115,000 of net gains on retirement of Senior Notes (as discussed above) offset by $2,026,000 of losses due to prepayment penalties and $105,000 of losses due to the write-off of unamortized loan fees upon the early payoff of four loans. These loans were paid-off early when more favorable terms were obtained through new financing (discussed above) and upon the sale of the properties securing the loans.

The Company has an unsecured line of credit provided by a group of commercial banks (the "Credit Facility'). Outstanding borrowings under the Credit Facility increased from $63,519,000 at December 31, 1998, to $70,628,000 at December 31, 1999. The increase was due to draws of $177,683,000 for acquisitions, stock repurchases, purchases of the Company's Senior Notes, and debt refinancing, offset by pay downs of $170,574,000 generated from proceeds from the sales of properties and cash from operations. In June 1999, in order to increase the Company's financial flexibility, the Credit Facility was modified to increase the commitment from $100 million to $142.5 million. The interest rate, monthly payments and maturity date of December 2000, remained unchanged. Subsequent to December 31, 1999, the maturity date was extended to June 2002.

At December 31, 1999, the Company's total indebtedness included fixed-rate debt of $646,763,000 and floating-rate indebtedness of $250,595,000. Approximately 65% of the Company's total assets, comprising 102 properties, is encumbered by debt at December 31, 1999.

It is the Company's policy to manage its exposure to fluctuations in market interest rates through the use of fixed rate debt instruments to the extent possible. At December 31, 1999, approximately 28% of the Company's outstanding debt, including amounts borrowed under the Credit Facility, were subject to variable rates. The Company may, from time to time, enter into interest rate protection agreements intended to hedge the cost of new borrowings that are reasonably assured of completion. It is not the Company's policy to engage in hedging activities for previously outstanding debt instruments or for speculative purposes. At December 31, 1999, the Company was not a party to any open interest rate protection agreements other than the interest rate cap contract associated with the Secured Financing discussed above.

Equity and Debt Offerings
In January 1999, the Operating Partnership and the Company filed a shelf registration statement with the SEC (the "January 1999 Shelf Registration Statement") to register $300 million of debt securities of the Operating
Partnership and to carry forward the remaining $801.2 million in equity securities of the Company from a November 1997 shelf registration statement (declared effective by the SEC on December 18, 1997). The January 1999 Shelf Registration Statement was declared effective by the SEC on January 25, 1999. Therefore, the Operating Partnership and the Company have the capacity pursuant to the January 1999 Shelf Registration Statement to issue up to $300 million in debt securities and $801.2 million in equity securities, respectively. The Company currently has no plans to issue equity or debt under these shelf registrations.

Stock Repurchases
In February 1999, the Company's Board of Directors authorized the Company to repurchase up to 3.1 million shares of its outstanding Common Stock. This represented approximately 10% of the Company's total outstanding Common Stock. In November 1999, the Company announced that its Board of Directors had doubled the size of the repurchase authorization under the Company's common stock repurchase plan. The repurchase plan was increased to 6.2 million shares, or approximately 20% of the Company's total outstanding common stock. Such purchases will be made from time to time in the open market or otherwise and the timing will depend on market conditions and other factors. As of December 31, 1999, 1,660,216 shares, representing approximately 27% of the expanded repurchase authorization, have been repurchased. In addition, during the third quarter, the Company announced that its Board of Directors had approved an expansion of the stock repurchase program to include preferred stock as well as common stock. The Company is authorized to repurchase up to 15% of its preferred stock, or 1,725,000 shares. In December 1999, the Company repurchased 170,000 shares of preferred stock.

Development Alliances
The Company currently has 3 development alliances for the development of approximately 885,000 square feet of office, office/flex and distribution properties and 1,614 multifamily units in Colorado, Texas, New Jersey, Kansas and Michigan. As of December 31, 1999, the Company has an investment in these development projects of approximately $33 million. Under these development alliances, the Company has certain rights to purchase the properties upon completion of development over the next five years. In addition, the Company has loaned approximately $36.4 million (including accrued interest) under another development alliance to continue the build-out of a 1,200 acre master-planned development in Denver, Colorado.

Inflation
Substantially all of the leases at the office/flex, industrial and retail Properties provide for pass-through to tenants of certain operating costs, including real estate taxes, common area maintenance expenses, and insurance. Leases at the multifamily properties generally provide for an initial term of one month or one year and allow for rent adjustments at the time of renewal. Leases at the office Properties typically provide for rent adjustment and pass-through of certain operating expenses during the term of the lease. All of these provisions may permit the Company to increase rental rates or other charges to tenants in response to rising prices and therefore, serve to reduce the Company's exposure to the adverse effects of inflation.

Forward Looking Statements; Factors That May Affect Operating Results
This Annual Report  contains  forward looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements regarding the Company's expectations, hopes, intentions, beliefs and strategies regarding the future. Forward looking statements include statements regarding potential acquisitions, the anticipated performance of future acquisitions, recently completed acquisitions and existing properties, and statements regarding the Company's financing activities. All forward looking statements included in this document are based on information available to the Company on the date hereof. It is important to note that the Company's actual results could differ materially from those stated or implied in such forward looking statements. A more detailed discussion of factors that could cause actual results to differ materially are set forth in the Company's reports filed with the Securities and Exchange Commission.

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Qualitative and Quantitative Information About Market Risk

Interest Rates
The Company's primary market risk exposure is to changes in interest rates obtainable on its mortgage loans receivable and its secured and unsecured borrowings. The Company does not believe that changes in market interest rates will have a material impact on the performance or fair value of its portfolio of mortgage loans receivable.

It is the Company's policy to manage its exposure to fluctuations in market interest rates for its borrowings through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable with such arrangements. In order to maximize financial flexibility when selling properties and minimize potential prepayment penalties on fixed rate loans, the Company has also entered into variable rate debt arrangements. Approximately 28% and 20% of the Company's outstanding debt, including amounts borrowed under the Credit Facility, were subject to variable rates at December 31, 1999 and 1998, respectively. In addition, the average interest rate on the Company's debt increased from 7.08% at December 31, 1998 to 7.16% at December 31, 1999. The Company reviews interest rate exposure in the portfolio quarterly in an effort to minimize the risk of interest rate fluctuations. The Company does not have any other material market-sensitive financial instruments. It is not the Company's policy to engage in hedging activities for previously outstanding debt instruments or for speculative or trading purposes.

The Company may enter into forward interest rate, or similar, agreements to hedge specific anticipated debt issuances where management believes the risk of adverse changes in market rates is significant. Under a forward interest rate agreement, if the referenced interest rate increases, the Company is entitled to a receipt in settlement of the agreement that economically would offset the higher financing cost of the debt issued. If the referenced interest rate decreases, the Company makes payment in settlement of the agreement, creating an expense that economically would offset the reduced financing cost of the debt issued. At December 31, 1999, the Company was not a party to any forward interest rate or similar agreements other than the interest rate cap contract associated with the Secured Financing loan discussed above.

The table below provides information about the Company's financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on rates in effect at the reporting date.

                                               Expected Maturity Date
                      -------------------------------------------------------------------------

                         2000        2001        2002         2003        2004     Thereafter      Total     Fair Value
                                                               (in thousands)

Secured Fixed         $   61,441  $   15,435  $  14,301    $   37,849  $  27,791   $   398,796  $  555,613   $  555,613
Average interest           6.83%      7.93%       7.46%         7.64%      7.38%         6.80%       6.94%
rate

Secured Variable      $   41,402  $    7,100  $       -    $        -  $  97,600   $       -    $  146,102   $  146,102
Average interest           8.41%      8.50%           -             -      6.53%           -         7.16%
rate

Unsecured Fixed       $        -  $       -   $       -    $        -  $       -   $    91,150  $   91,150   $   91,150
Average interest               -          -           -             -          -         7.63%       7.63%
rate

Unsecured Variable    $   70,628  $        -  $  33,865    $        -  $       -   $         -  $  104,493   $  104,493
Average interest           7.75%           -       8.25%            -          -             -       7.91%
rate


The Company believes that the interest rates given in the table for fixed rate borrowings approximate the rates the Company could currently obtain for instruments of similar terms and maturities and that the fair values of such instruments approximate carrying value at December 31, 1999.

A change of 1/8% in the index rate to which the Company's variable rate debt is tied would change the annual interest incurred by the Company by $313,000, based upon the balances outstanding on variable rate instruments at December 31, 1999.
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